TWIN RIVER LAUNCHES SENIOR NOTES OFFERING; AND ANNOUNCES PRELIMINARY OPERATING RESULTS FOR THE THIRD QUARTER 2020

PROVIDENCE, R.I. – October 6, 2020 – Twin River Worldwide Holdings, Inc. (NYSE: TRWH) (“Twin River” or the “Company”) today announced that it intends to offer in a private offering, subject to market conditions, $125 million in aggregate principal amount of 6.750% senior unsecured notes due 2027 (the “New Notes”). The New Notes would constitute an additional issuance of Twin River’s existing 6.750% senior notes due 2027 and would be issued under the indenture dated as of May 10, 2019, pursuant to which Twin River previously issued $400 million in aggregate principal amount of notes due 2027. Immediately after giving effect to the proposed issuance of New Notes, the Company would have $525 million in aggregate principal amount of notes due 2027 outstanding.

Twin River intends to use the net proceeds of this offering for general corporate purposes, which could include, in addition to funding operations, acquisitions and other transactions.

The offering of the New Notes has not been registered under the Securities Act of 1933 or any other applicable securities laws and the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor shall there be any sale of the New Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Preliminary Third Quarter Operating Results

The following third quarter operating results are preliminary estimates based on the latest information available and are subject to change as the Company completes its quarterly closing procedures. For the three months ended September 30, 2020, the Company currently expects:

–consolidated revenues will range from $100 million to $130 million; and
–consolidated Adjusted EBITDA will range from $30 million to $40 million.

The Company expects to be cash flow positive for the third quarter of 2020 (excluding the acquisition of Casino KC and Casino Vicksburg), and ended the quarter with liquidity in excess of $360.0 million inclusive of availability under its revolving credit facility. The Company anticipates reporting final third quarter results in late October or early November 2020. While carrying out quarterly closing procedures, the Company may identify items that would require it to make adjustments to the preliminary estimates of its operating results set forth above. As a result, the Company’s actual operating results could be outside of the ranges set forth above and such differences could be material.

About Twin River

Twin River owns and manages nine casinos, two in Rhode Island, two in Mississippi, one in Delaware, one in Missouri and three casinos as well as a horse racetrack that has 13 authorized OTB licenses in Colorado. Twin River’s properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Casino Vicksburg (formerly Lady Luck Casino Vicksburg in Vicksburg, MS), Dover Downs Hotel & Casino (Dover, DE), Casino KC (formerly Isle of Capri Casino in Kansas City, MO), Golden Gates Casino (Black Hawk, CO), Golden Gulch Casino (Black Hawk, CO), Mardi Gras Casino (Black Hawk, CO), and Arapahoe Park racetrack (Aurora, CO). Twin River’s casinos range in size from 603 slots and 8 electronic table games to properties with over 4,100 slots, approximately 111 table games, and 36 stadium gaming positions, along with hotel and resort amenities.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause the stated or expected results to be materially different from those anticipated. These risk and uncertainties include, among others, Twin River’s ability to close the offering and uncertainty surrounding the ongoing COVID-19 pandemic, including uncertainty regarding its extent, duration and impact, on Twin River’s business. For further discussion of factors that could materially affect the outcome of forward-looking statements and other risks and uncertainties, see “Risk Factors” in Twin River’s Annual Report on Form 10‐K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, as filed with the SEC on May 14, 2020 and August 13, 2020, respectively. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Unless required by law, Twin River expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, to conform them to actual results or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Reconciliation of Non-GAAP Measures

The Company has included preliminary estimates of ranges for Adjusted EBITDA, a non-GAAP financial measure, in this press release.

"Adjusted EBITDA" is earnings, or loss for the Company before interest expense, net of interest income, (benefit) provision for income taxes, depreciation and amortization, non-operating income, acquisition, integration and restructuring expense, goodwill and asset impairment, share-based compensation, professional and advisory fees associated with capital return program, CARES Act credit, credit agreement amendment expenses, gain on insurance recoveries, and certain other gains or losses.

Management has historically used Adjusted EBITDA when evaluating operating performance because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of the Company’s core operating results and as a means to evaluate period-to-period performance. Management also believes that Adjusted EBITDA is a measure that is widely used for evaluating operating performance of companies in the Company’s industry and a principal basis for valuing resort and gaming companies like the Company. Management of the Company believes that while certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented or they may not relate specifically to current operating trends or be indicative of future results. Adjusted EBITDA should not be construed as an alternative to GAAP net income as an indicator of the Company’s performance. In addition, Adjusted EBITDA as used by the Company may not be defined in the same manner as other companies in the Company’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

Net income is the most closely comparable GAAP measure to Adjusted EBITDA, but the Company is unable to present net income at this time without unreasonable effort or expense given that, among other things, the Company is in the process of its quarterly closing procedures.

Investor Contact	Media Contact
Steve Capp	Liz Cohen
Executive Vice President and Chief Financial Officer	Kekst CNC
401-475-8564	212-521-4845
InvestorRelations@twinriver.com	Liz.Cohen@kekstcnc.com